EXHIBIT 99.D

SUPPLEMENT TO THE DESCRIPTION OF THE REPUBLIC OF SOUTH AFRICA

DATED JULY 26, 2017

The following amends and supplements the Description of the Republic of South Africa in the Annual Report.

The following information is in addition to the information set forth in the first five paragraphs on page 3 of Exhibit 99.E of the Annual Report:

A NOTE ON SEASONALLY ADJUSTED AND ANNUALISED INFORMATION

Some of the figures included in this document have been subject to seasonal adjustment and/or annualisation.

Seasonal adjustment is a method to account for and eliminate the estimated effects of normal seasonal variation from a series of data, so that the effects of other influences on the series can be more clearly recognised and defined. Depending on the nature of the seasonal pattern, seasonal adjustment is accomplished either by the multiplicative method (i.e., each value of a time series is adjusted by dividing by a seasonal index that represents the percentage of the normal value typically observed in that season) or the additive method (i.e., each value of a time series is adjusted by adding or subtracting a quantity that represents the absolute amount by which the value in that season of the year tends to be below or above normal, as estimated from past data).

The aim of annualisation is to reflect what the real growth rate would be if the prevailing growth rate were to be sustained for a year. Annualised information is calculated as the quarterly data multiplied by four, while the annualised growth rates are derived by raising the change in a given quarter from the previous quarter to the power of four.

The information under the heading “Summary Information” on page 3 of Exhibit 99.E of the Annual Report is amended and restated in its entirety as follows:

In the first quarter of 2017, South Africa experienced a contraction in real GDP of 0.7%, following a decrease of 0.3% in the fourth quarter of 2016. Nominal GDP in the first quarter of 2017 was R4,439,581 million, while real GDP in the first quarter of 2017 was R3,072,414 million.  (Source: Statistics SA, figures presented on a seasonally adjusted and annualised basis).

In May 2017, the year-on-year change for annual consumer price inflation was 5.4%, compared to 5.3% in April 2017 (Source: Statistics SA).

In the first quarter of 2017, the net current account deficit was R31,260.6 million, compared to a net current account deficit of R63,183.4 million in the first quarter of 2016. The net financial account surplus was R37,564 million, compared to a net financial account surplus of R71,260 million in the first quarter of 2016 (Source: SARB).

In June 2017, the monthly exchange rate of the Rand against the US Dollar was 12.90, compared to 13.27 for the monthly exchange rate for May 2017 (Source: SARB).

In May 2017, the main budget deficit was R16,087 million, compared to the main budget deficit of R17,320 million in May 2016 (Source: SARB).

The information above is based on preliminary calculations and estimates published by Statistics SA and SARB and may not be directly comparable to the annual data included elsewhere in this Annual Report.

The following summary tables do not purport to be complete and are qualified in their entirety by the more detailed information appearing elsewhere in this document.

The following tables set forth certain summary statistics about the economy of South Africa, public finance and debt of the National Government for the periods indicated.

	As of and for the year ended December 31,
	2011	2012	2013	2014	2015	2016
	Rand (million) (except percentages)
The Economy
Gross Domestic Product (GDP)
Nominal GDP(1)	3,023,659	3,253,970	3,549,153	3,812,607	4,013,592	4,336,988
Real GDP(2)	2,838,258	2,901,076	2,973,292	3,023,826	3,063,101	3,071,658
Real % change from prior year	3.2%	2.2%	2.5%	1.7%	1.3%	0.3%
Change in per capita earnings (%)(3)	3.5%	(0.3)%	1.0%	(0.1)%	1.0%	(1.3)%
Total merchandise exports	719,552	751,332	867,021	942,826	970,667	1,053,628
Unemployment rate (%)	24.8%	24.9%	24.7%	25.1%	25.3%	26.7%
Balance of trade (Rand billion)(6)	49.2	(36.8)	(72.7)	(64.2)	(38.0)	14.5
Balance of payments
Current account	(66,820)	(166,710)	(207,886)	(202,6017)	(177,897)	(141,596)
Financial account	90,271	201,502	179,616	246,795	204,400	163,131
Change in gross gold and other foreign reserves	107 193	33,123	(89,247)	(48,335)	145,369	66,070
Rand/Dollar exchange rate (average)	7.26	8.21	9.65	10.84	12.75	14.70
Consumer prices (2016/12=100)	92.6	97.8	103.4	109.7	114.7	97.8
Producer prices (2016/12=100)(7)	N/A	100	106	113.9	118.0	97.8
Average monthly yields for listed National Government debt securities 5-10 yrs	8.01	6.50	7.73	7.39	8.82	8.69
Average monthly yields for listed National Government debt securities > 10 yrs	8.38	8.51	8.32	7.84	9.34	8.95

	As of and for the fiscal year ended March 31,
	2011	2012	2013	2014	2015	2016	2017(5)

Main Government Revenue	672,751.5	745,291.3	800,142.2	887,366.2	965,456.9	1,076,234	1,136,891
% of GDP(1)	23.8%	24.2%	24.1%	24.5%	25.0%	26.3%	25.8%
Main Government Expenditure	805,979.1	889,911.5	965,495.6	1,047,759	1,131,900	1,244,623	1,307,423
% of GDP(1)	28.5%	28.9%	29.1%	28.9%	29.3%	30.5%	29.6%
Main Budget Deficit	(133,227.7)	(144,620.2)	(165,353.3)	(160,392.4)	(166,443.2)	(168,388.5)	(170,531.6)
% of GDP(1)	(4.7)%	(4.7)%	(5.0)%	(4.4)%	(4.3)%	(4.1)%	3.9%
Net borrowing requirement	(133,227.7)	(144,620.2)	(165,353.3)	(160,392.4)	(166,443.2)	(168,388.5)	170,531.6
Change in cash and other balances(4)	(41,354.7)	(21,741.4)	29,033.1	(12,346.4)	(6,548.8)	14,047	(19,168,537)

Notes:

N/A = not available

(1)                                 At market prices.

(2)                                 At constant 2010 prices.

(3)                                 Real growth rate in per capita earnings, at constant 2010 prices.

(4)                                 The total debt of National Government (net) is calculated with due account of the bank balances of the National Revenue Fund (balances of National Government’s accounts with the SARB and the Tax and Loans Accounts with commercial banks).

(5)                                 The revised estimates for fiscal year 2017, as reflected in the 2017 Budget (February 2017).

(6)                                 Total Trade figures from 2013 onwards include trade with Botswana, Lesotho, Namibia and Swaziland (BLNS countries).

(7)                                 Due to a rebasing in 2012, figures prior to 2012 are not available.

Source: National Treasury, SARB and Statistics SA.

The estimates included in this Annual Report are based on the 1993 System of National Accounts (SNA) published by the United Nations in cooperation with other international organizations. This means that the methodology, concepts and classifications are in accordance with the latest guidelines of an internationally agreed system of national accounts. The estimates of real GDP are expressed in terms of a 2010 base year. Revision of the estimates for all components of the national accounts is done from time to time based on the availability of data.

Statistics South Africa (Stats SA), who compiles the expenditure side of national accounts, has rebased certain GDP estimates in the Statistical Release, P0441, Gross Domestic Product, Third Quarter 2014 dated November 25, 2014 in terms of a 2010 base year.

The following information is in addition to the information set forth in paragraph four under the heading “Republic of South Africa—Government and Political Parties—Presidential Developments” on page 10 of Exhibit 99.E of the Annual Report:

On October 10, 2016, the SCA decided to hear oral arguments from President Jacob Zuma’s legal team about the need to appeal a North Gauteng High Court ruling that a 2009 decision by former national director of public prosecutions, Mokotedi Mpshe, to drop the 783 corruption charges against President Jacob Zuma was irrational. In April 2017, the SCA acceded to the DA’s request to consolidate the arguments from both the National Prosecuting Authority (NPA) and President Jacob Zuma into a single hearing. A date for the hearing has not been set by the SCA.

The following information shall precede the information set forth in the first paragraph under the heading “Republic of South Africa—Government and Political Parties—Recent Developments” starting on page 11 of Exhibit 99.E of the Annual Report:

The political risk environment has increased in volatility as a result of a number of factors, including weak economic conditions and the status of public finances in South Africa, Zuma Administration policy regarding fiscal, economic and social matters, actual or perceived changes in institutional governance and speculation regarding future ANC leadership.

The third paragraph under the heading “Republic of South Africa—Government and Political Parties—Recent Developments” starting on page 11 of Exhibit 99.E of the Annual Report is to be amended and restated in its entirety as follows:

At the beginning of 2016, the Public Protector, Ms. Thuli Madonsela, received three complaints on “state capture” in connection with alleged improper and unethical conduct relating to the appointments of Cabinet Ministers, Directors and award of state contacts and other benefits to businesses owned by a certain wealthy family. The allegations were that the President and other state functionaries violated the Executive Ethics Code by allowing the family to approach the deputy finance minister with an offer of the post of the Minister of Finance and Ms. Vyntjie Mentor with an offer of the post of Minister of Public Enterprises in exchange for money or other favors. In addition, there were allegations that this family may have benefitted improperly from the award of tenders by state owned entities. On November 2, 2016, the report entitled “State of Capture” (the Public Protector Report), compiled by Ms. Madonsela, was published following the withdrawal by the President of his application to interdict the release thereof. The Public Protector made observation and issued the following remedial action: that the President appoint, within 30 days, a commission of inquiry headed by a judge solely selected by the Chief Justice, with the power and resources to investigate the issues raised by the Public Protector Report. By December 2, 2016, the President had not appointed a commission of inquiry within the time prescribed by the State Capture Report. On December 5, 2016, the Democratic Alliance filed an application in the Gauteng High Court — Pretoria seeking a declaratory order that the President has failed to comply with the remedial action. On June 12, 2017, the President filed a conditional counter-application with his answering affidavit to review the remedial action. This matter is due to be heard in the Gauteng High Court — Pretoria on September 12 and 13, 2017.  Accordingly, the matters raised in the Public Protector Report remain pending and have been the subject of intense media and political scrutiny by the Democratic Alliance and others.  In addition, a number of matters related to the Public Protector Report are also currently before a Parliamentary inquiry by the Portfolio Committee of Public Enterprises as well as an investigation by the Special Investigations Unit (SIU) into alleged irregularities at Eskom.  The impact of these matters remains unpredictable and, if the allegations in the Public Protector Report are proven or widely perceived to be true, this could have a further negative material impact on South Africa’s governance and economic prospects.

The following information is in addition to the information set forth in paragraph two under the heading “Republic of South Africa—Government and Political Parties—Zuma Administration” on page 12 of Exhibit 99.E of the Annual Report:

On March 31, 2017, President Zuma made changes to his cabinet by removing certain ministers and deputy ministers and replacing them with new ministers and deputy ministers, with other ministers changing portfolios. Significantly, Mr Pravin Gordhan was removed as Minister of Finance and replaced by Mr Malusi Gigaba while his deputy, Mr Mcebisi Jonas, was also removed and replaced by Mr Sfiso Buthelezi.   President Zuma also appointed new ministers to the following portfolios: Energy; Transport; Police; Public Works; Sports and Recreation; Tourism; Public Service and Administration; Home Affairs; and Communications.  In addition, the President also appointed new deputy ministers to the following portfolios:  Public Service and Administration; Public Enterprises; Arts and Culture; Trade and Industry; Communications; Tourism; Police; Telecommunications and Postal Services; and Small Business Development.  In part as a result of these cabinet changes, South Africa’s sovereign credit rating was downgraded.  See “National Government Debt—Summary of External National Government Debt”.

On April 4, 2017, the DA brought an urgent application before the Pretoria High Court to have President Zuma’s removal from office of Mr Pravin Gordhan and his deputy Mr Mcebisi Jonas reviewed and declared unconstitutional. On April 4, 2017, the Court ordered President Zuma to furnish all documents and electronic records relating to the decision to remove Mr Gordhan and Mr Jonas. On April 10, 2017, the President applied for leave to appeal the judgment and order of the Pretoria High Court, which the Court granted on June 2, 2017. The matter is currently pending before the Supreme Court of Appeal.

The following information is in addition to the information set forth in paragraph five under the heading “Public Finance—Public Enterprises” on page 117 of Exhibit 99.E of the Annual Report:

The net income/net loss of some of the more significant public enterprises over the last four fiscal years is set out below.

	2012/13	2013/14	2014/15	2015/16
	Rand (million)
Net Income/(Loss)
Eskom	5,183	7,089	3,618	4,617
SANRAL	1,008	(2,839)	(1,062)	(954)
TCTA	1,646	(1,977)	(190)	(1,722)
DBSA	(826)	787	1,214	2,577
IDC	1,978	1,922	1,653	223
Land Bank	304	360	311	182
Denel	71	194	270	395
PRASA	(157)	285	(1,181)	(792)
SAA	(1,169)	(2,559)	(5,639)	(1,473)
Transnet	4,340	5,171	5,302	393
SABC	(139)	358	(395)	(412)
SA Express	1	(10)	(132)	N/A
SAPO	(179)	(396)	(1,422)	(1,115)
SARB	(1,266)	(1,317)	627	1,383
Telkom	3,590	11,532	606	2,321

Note:

N/A = not available

Source: National Treasury.

The following information is in addition to the information set forth in paragraph eleven under the heading “Public Finance—Public Enterprises—South African Post Office (SAPO)” on page 125 of Exhibit 99.E of the Annual Report:

Denel

Denel is a state-owned aerospace and defence company (100% owned by the South African Government through the Department of Public Enterprises). The company is legally and financially autonomous and operates under commercial law. Denel operates through several business units, including Denel Aerostructures, Denel Land systems and Denel Aviation. Denel derives revenue from local and foreign markets and had solid revenue growth of 40.6% from R5.9 billion in 2014/15 to R8.2 billion in 2015/16. This revenue growth was due primarily to strong export sales.  In addition, Denel acquired Land System South Africa (LSSA) from BAE Systems, which also contributed to 2015/16 revenue.

Denel’s net profit for the year amounted to R395 million (2014/2015: R270 million), representing 46.3% growth from the prior year. Finance costs partly offset some of this positive performance, increasing by 59% to R280 million (2014/15: R176 million), a result of aggressive growth in borrowings. Denel’s balance sheet consists of net equity of R2.3 billion (2015: R1.9 billion). Denel has a positive liquidity position in that its short term assets exceed its short term liabilities with a current ratio of 1.6 times. However, Denel’s short term borrowings remain high and are generally rolled over at maturity. Denel’s cumulative borrowing requirement over the three year forecast period amounts to R3.6 billion in the 2017 financial year, which will decline gradually to approximately R1.3 billion by the end of the 2021 financial year.

SA Express

SA Express is a state-owned regional airline (100% owned by the South African Government through the Department of Public Enterprises). The company is legally and financially autonomous and operates under commercial law. SA Express operates short- and medium-haul routes connecting primary and secondary domestic and regional destinations in South Africa and neighbouring countries.

SA Express derives revenue from passenger ticket sales and cargo transport services. SA Express’ revenue increased by 1% to R2.5 billion for the 2014/15 fiscal year (2013/14: R2.56 billion), this was driven by the increase in average prices despite the challenging global economic conditions. SA Express’ net loss for the 2014/15 year amounted to R132 million, 1,220% decline from the prior year loss of R10 million. There was an increase in finance costs due to increased borrowings.

The balance sheet of the company consists of net equity of R56 million (2014: R188 million). SA Express’ liquidity position decreased to 0.60 times in the 2014/15 financial year from 0.80 times in 2013/14 as a result of faster increases in current liabilities relative to current assets.

The capital expenditure of 2014/15 amounted to R110 million from R180 million in 2013/14.

The section under the heading “National Government Debt—Summary of External National Government Debt” on page 127 of Exhibit 99.E of the Annual Report is hereby deleted in its entirety and replaced by the following:

National Government borrows in the global market to partly finance its foreign currency commitments and to maintain a benchmark in major currencies.  As part of these benchmarks, a limit of 15% is placed on the share of foreign currency debt as percentage of total debt.  South Africa’s external National Government debt as a percentage of total debt remains low. External debt as a percentage of total gross loan debt declined marginally from 10.1% to 9.7% as of March 31, 2016 and 2017, respectively. This was mainly due to a relatively stronger Rand against major trading currencies when compared to the preceding period. For example, the Rand traded at approximately R14.7 against the US dollar in March 2016 as compared with R13.3 against the US dollar in March 2017.

The following table sets forth a breakdown of National Government external debt by currency as of March 31 in each of the years 2013 through 2017.

External Debt by Currency

	As of March 31,
Currency in which debt is held	2013	2014	2015	2016	2017
	(millions)
Euro	2,544	1,126	1,488	1,383	5,716
Pound Sterling	83	62	44	26	19
Swedish Krona	4,858	4,164	3,469	2,775	2,081
US Dollars	8,768	10,696	11,125	11,055	14,622
Yen	60,800	60,706	60,612	60,517	60,423
Total (in Rand)(1)	124,555	143,659	166,831	199,607	212,754

Note:

(1)                                 The conversion into Rand is calculated at the exchange rate published by the SARB on the last business day of the fiscal year.

Source: National Treasury.

In 2016/17, foreign-currency issuance increased by US$2.1 billion (R29 billion) to US$3.6 billion (R52 billion) compared with the 2016 Budget estimate. A total of US$1.23 billion (R18 billion) was raised in April 2016 to cover the postponed 2015/16 issuance. Foreign loans of US$3 billion were issued in September 2016, made up of US$2.3 billion new money and US$710 million in bond exchanges. Of the US$2.3 billion, US$1.2 billion will be used to cover government’s foreign-exchange commitments in 2016/17. The balance will be used as prefunding to manage foreign loan redemptions of US$3.3 billion in 2019/20.

South Africa’s ability to raise foreign debt currency on favourable terms is impacted by its credit ratings, which are subject to change. In 2016/17, South Africa maintained the investment grade credit rating assigned by all four of the solicited rating agencies, responding to recovering economic growth, adherence to the expenditure ceiling and the solid strength of the institutions despite the volatile political environment. On November 25, 2016, Fitch re-affirmed South Africa’s rating at ‘BBB-’, but revised the outlook to negative from stable citing rising political risks, spending pressures and rising exposures from contingent liabilities. On the same day, Moody’s left South Africa’s rating of ‘Baa2’ unchanged, citing that the government has consistently met its expenditure ceiling and is close to bringing the budget balance into surplus. On December 2, 2016, S&P affirmed South Africa’s foreign currency credit rating at ‘BBB-’, while lowering South Africa’s local currency rating to ‘BBB’ from ‘BBB+’ (two notches above sub-investment grade). Furthermore, on December 15, 2016, Rating and Investment Information, Inc. downgraded South Africa’s foreign currency credit rating to ‘BBB’ from ‘BBB+’(two notches above speculative grade) and lowered the local currency rating to ‘BBB+’ from ‘A3’(three notches above speculative grade).

Following the cabinet reshuffle in March 2017 (see “Republic of South Africa—Government and Political Parties—Zuma Administration”), two rating agencies (S&P and Fitch) reacted by downgrading South Africa’s sovereign credit ratings on April 3 and 7, 2017, respectively, to sub-investment grade. On April 3, 2017, S&P downgraded South Africa’s foreign and local currency ratings by one notch, thus putting its foreign currency rating at ‘BB+’, which is sub-investment grade, and its local currency rating to ‘BBB’ one notch above sub-investment grade and maintained the negative outlook. On the same day, Moody’s placed South Africa’s credit rating on a review for downgrade. On April 7, 2017, Fitch followed S&P’s action, downgrading the county’s foreign and local credit rating by one notch to ‘BB+’, which is sub-investment grade, and revised the outlook to stable from negative.

On June 1, 2017, Fitch affirmed the country’s long-term foreign and local currency rating at ‘BB+’ and maintained the stable outlook, citing low GDP growth trends, sizeable contingent liabilities, weak business confidence and deteriorating governance in state-owned companies. On June 2, 2017, S&P affirmed South Africa’s credit rating at ‘BB+’ and maintained the negative outlook, citing that the pace of economic growth remains weak posing risks to the pace of fiscal consolidation with rising contingent liabilities. On June 9, 2017, Moody’s downgraded the country’s long-term foreign currency rating to ‘Baa3’ (one notch above sub-investment grade) from ‘Baa2’, the outlook remained unchanged at negative, citing the weakening of South Africa’s institutional framework, reduced growth prospects reflecting policy uncertainty and slow progress in the structural reforms and the continued erosion of the fiscal strength due to rising public debt and contingent liabilities.

Despite weak macroeconomic conditions and heightened political environment, the following factors still remain credit rating strengths for South Africa:

•                  SARB’s strong independence and commitment to containing inflation;

•                  The country has a wealth of natural resources and has well developed industries including automobile sector;

•                  The narrowing current account deficit together with the flexible exchange rate that may contain pressures should external financing dry up;

•                  Government’s limited reliance of foreign-currency financing that is also helping to contain external pressures;

•                  Liquid capital market benefiting from the matured regulatory environment underpins stable funding;

•                  Most of SA’s economic development indicators are in line with the ‘BB’ median category; and

•                  World Bank’s governance indicator, at 59th percentile, is above the ‘BB’ median and more in line with ‘BBB’ median, although the rating agencies note this may not adequately reflect governance issues that were highlighted in the recent Public Protector Report and that governance may deteriorate as a result of cabinet reshuffle.

The section under the heading “National Government Debt—Tables and Supplementary Information” starting on page 131 of Exhibit 99.E of the Annual Report is to be amended and restated in its entirety as follows:

Tables and Supplementary Information

Funded Internal Debt of the Republic of South Africa (Domestic Marketable Bonds — in Rand) as of March 31, 2017

Interest Rate	Date of Issue	Maturity Date	Nominal Amount

8.25%	May 7, 2004	September 15, 2017	45,631,933,836
8.00%	August 13, 2004	December 21, 2018	44,994,000,000
0.00%	April 18, 1996	September 30, 2019	150,000,000
7.25%	June 20, 2005	January 15, 2020	57,549,603,937
6.75%	September 1, 2006	March 31, 2021	55,624,709,007
2.75%	June 17, 2010	January 31, 2022	43,079,014,167	(1)
7.75%	June 22, 2012	February 28, 2023	64,674,352,549
5.5%	May 30, 2001	December 7, 2023	80,644,231,722	(1)
2%	July 4, 2012	January 31, 2025	40,244,411,367	(1)

Interest Rate	Date of Issue	Maturity Date	Nominal Amount
10.5%	May 22, 1998	December 21, 2025	59,669,545,130	(2)
10.5%	May 22, 1998	December 21, 2026	59,669,545,130	(2)
10.5%	May 22, 1998	December 21, 2027	59,669,545,130	(2)
2.6%	September 27, 2007	March 31, 2028	52,197,165,318	(1)
1.88%	July 27, 2016	March 31, 2029	7,437,435,105
8.00%	October 4, 2013	January 31, 1930	96,033,110,422
7.00%	May 28, 2010	February 28, 2031	101,089,041,226
8.25%	June 13, 2014	March 31, 2032	70,924,793,914
1.875%	July 15, 2015	February 28, 2033	15,449,380,415
3.45%	August 15, 2003	December 7, 2033	76,632,489,697	(1)
8.875%	July 17, 2015	February 28, 2035	47,749,216,032
6.25%	July 21, 2006	March 31, 2036	88,823,552,145
8.50%	July 19, 2013	January 31, 2037	96,959,639,317
2.25%	July 4, 2012	January 31, 2038	39,709,880,059	(1)
9.00%	September 11, 2015	January 31, 2040	38,610,412,494
6.50%	June 4, 2010	February 28, 2041	85,354,351,411
8.75%	July 18, 2014	January 31, 2043	26,890,703,394	(2)
8.75%	July 18, 2014	January 31, 2044	26,890,703,394	(2)
8.75%	July 18, 2014	January 31, 2045	26,890,703,394	(2)
2.5%	July 17, 2013	March 31, 2046	35,848,913,597	(1)
8.75%	June 29, 2012	February 28, 2047	45,062,283,632	(2)
8.75%	June 29, 2012	February 28, 2048	45,062,283,632	(2)
8.75%	June 29, 2012	February 28, 2049	45,062,283,632	(2)
2.5%	July 11, 2012	December 31, 2049	17,125,730,973	(1)(2)
2.5%	July 11, 2012	December 31, 2050	17,125,730,973	(1)(2)
2.5%	July 11, 2012	December 31, 2051	17,125,730,973	(1)(2)
4.50%	December 1, 1986	Perpetual	10,410
5.00%	December 1, 1986	Perpetual	57,935
Variable	May 24, 2004	Various	11,197,835,338

Total Funded Internal Debt			1,742,854,330,805

Notes:

(1)           Inflation-linked bonds have been revalued using the relevant “reference CPI”.

(2)           Bonds with three maturity dates on which one third of the outstanding amount of the bond redeems.

Source: National Treasury.

Floating Internal Debt of the Republic of South Africa (Treasury Bills — in Rand) As of March 31, 2017

Interest Rate	Date of Issue	Maturity Date	Nominal Amount

0.00%	Various Dates	On Request	72,588,182
7.86%	April 6, 2016	April 5, 2017	1,603,000,000
7.90%	April 13, 2016	April 12, 2017	1,603,000,000
7.83%	April 20, 2016	April 19, 2017	1,603,000,000
7.80%	April 28, 2016	April 27, 2017	1,603,000,000
7.80%	May 4, 2016	May 3, 2017	1,603,000,000
7.86%	May 11, 2016	May 10, 2017	1,603,000,000
7.99%	May 18, 2016	May 17, 2017	1,603,000,000
7.97%	May 25, 2016	May 24, 2017	1,603,000,000
8.04%	June 1, 2016	May 31, 2017	1,603,000,000
8.02%	June 8, 2016	June 7, 2017	1,603,000,000
7.95%	June 15, 2016	June 14, 2017	1,603,000,000
7.97%	June 22, 2016	June 21, 2017	1,603,000,000
8.07%	June 29, 2016	June 28, 2017	1,603,000,000
7.97%	July 6, 2016	July 5, 2017	1,603,000,000
7.82%	July 6, 2016	April 5, 2017	1,710,000,000
7.94%	July 13, 2016	July 12, 2017	1,603,000,000
7.83%	July 13, 2016	April 12, 2017	1,710,000,000
7.97%	July 20, 2016	July 19, 2017	1,603,000,000
7.87%	July 20, 2016	April 19, 2017	1,710,000,000
7.84%	July 27, 2016	July 26, 2017	1,603,000,000
7.78%	July 27, 2016	April 26, 2017	1,710,000,000
7.85%	August 3, 2016	August 2, 2017	1,603,000,000
7.78%	August 3, 2016	May 3, 2017	1,710,000,000
7.79%	August 10, 2016	August 9, 2017	1,603,000,000
7.76%	August 10, 2016	May 10, 2017	1,710,000,000
7.76%	August 17, 2016	August 16, 2017	1,603,000,000
7.74%	August 17, 2016	May 17, 2017	1,710,000,000

Interest Rate	Date of Issue	Maturity Date	Nominal Amount
7.75%	August 24, 2016	August 23, 2017	1,603,000,000
7.70%	August 24, 2016	May 24, 2017	1,710,000,000
7.90%	August 31, 2016	August 30, 2017	1,603,000,000
7.92%	August 31, 2016	May 31, 2017	1,710,000,000
7.94%	September 7, 2016	September 6, 2017	1,603,000,000
7.90%	September 7, 2016	June 7, 2017	1,710,000,000
7.92%	September 14, 2016	September 13, 2017	1,603,000,000
7.81%	September 14, 2016	June 14, 2017	1,710,000,000
7.90%	September 21, 2016	September 20, 2017	1,750,000,000
7.79%	September 21, 2016	June 21, 2017	1,860,000,000
7.73%	September 28, 2016	September 27, 2017	1,750,000,000
7.68%	September 28, 2016	June 28, 2017	1,860,000,000
7.76%	October 5, 2016	October 4, 2017	1,750,000,000
7.73%	October 5, 2016	July 5, 2017	1,860,000,000
7.64%	October 5, 2016	April 5, 2017	2,110,000,000
7.75%	October 12, 2016	October 11, 2017	1,750,000,000
7.71%	October 12, 2016	July 12, 2017	1,860,000,000
7.62%	October 12, 2016	April 12, 2017	2,110,000,000
7.77%	October 19, 2016	October 18, 2017	1,750,000,000
7.84%	October 19, 2016	July 19, 2017	1,860,000,000
7.62%	October 19, 2016	April 19, 2017	2,110,000,000
7.76%	October 26, 2016	October 25, 2017	1,750,000,000
7.80%	October 26, 2016	July 26, 2017	1,860,000,000
7.66%	October 26, 2016	April 26, 2017	2,110,000,000
7.95%	November 2, 2016	November 1, 2017	1,750,000,000
7.86%	November 2, 2016	August 2, 2017	1,860,000,000
7.68%	November 2, 2016	May 3, 2017	2,110,000,000
7.82%	November 9, 2016	November 8, 2017	1,750,000,000
7.79%	November 9, 2016	August 9, 2017	1,860,000,000
7.73%	November 9, 2016	May 10, 2017	2,110,000,000
7.95%	November 16, 2016	November 15, 2017	1,750,000,000
7.89%	November 16, 2016	August 16, 2017	1,860,000,000
7.77%	November 16, 2016	May 17, 2017	2,110,000,000
8.00%	November 23, 2016	November 22, 2017	1,750,000,000
7.91%	November 23, 2016	August 23, 2017	1,860,000,000
7.81%	November 23, 2016	May 24, 2017	2,110,000,000
8.01%	November 30, 2016	November 29, 2017	1,750,000,000
7.89%	November 30, 2016	August 30, 2017	1,860,000,000
7.80%	November 30, 2016	May 31, 2017	2,110,000,000
7.99%	December 7, 2016	December 6, 2017	1,750,000,000
7.99%	December 7, 2016	September 6, 2017	1,050,000,000
7.83%	December 7, 2016	June 7, 2017	2,084,000,000
8.04%	December 14, 2016	December 13, 2017	1,700,000,000
8.00%	December 14, 2016	September 13, 2017	1,860,000,000
7.88%	December 14, 2016	June 14, 2017	2,110,000,000
8.15%	December 21, 2016	December 20, 2017	1,750,000,000
8.11%	December 21, 2016	September 20, 2017	1,860,000,000
7.98%	December 21, 2016	June 21, 2017	2,025,000,000
8.20%	December 28, 2016	December 27, 2017	1,750,000,000
8.15%	December 28, 2016	September 27, 2017	1,860,000,000
8.00%	December 28, 2016	June 28, 2017	2,110,000,000
8.18%	January 4, 2017	January 3, 2018	1,750,000,000
8.11%	January 4, 2017	October 4, 2017	1,860,000,000
8.01%	January 4, 2017	July 5, 2017	2,110,000,000
7.79%	January 4, 2017	April 5, 2017	3,550,000,000
8.02%	January 11, 2017	January 10, 2018	1,750,000,000
7.93%	January 11, 2017	October 11, 2017	1,860,000,000
7.86%	January 11, 2017	July 12, 2017	2,110,000,000
7.67%	January 11, 2017	April 12, 2017	3,550,000,000
7.87%	January 18, 2017	January 17, 2018	1,750,000,000
7.82%	January 18, 2017	October 18, 2017	1,860,000,000
7.73%	January 18, 2017	July 19, 2017	2,110,000,000
7.59%	January 18, 2017	April 19, 2017	3,550,000,000
7.82%	January 25, 2017	January 24, 2018	1,750,000,000
7.77%	January 25, 2017	October 25, 2017	1,860,000,000
7.68%	January 25, 2017	July 26, 2017	2,110,000,000
7.53%	January 25, 2017	April 26, 2017	3,550,000,000
7.80%	February 1, 2017	January 31, 2018	1,750,000,000
7.77%	February 1, 2017	November 1, 2017	1,860,000,000
7.66%	February 1, 2017	August 2, 2017	2,110,000,000
7.50%	February 1, 2017	May 3, 2017	3,550,000,000
7.78%	February 8, 2017	February 7, 2018	1,750,000,000
7.76%	February 8, 2017	November 8, 2017	1,860,000,000
7.64%	February 8, 2017	August 9, 2017	2,110,000,000

Interest Rate	Date of Issue	Maturity Date	Nominal Amount
7.45%	February 8, 2017	May 10, 2017	2,555,000,000
7.78%	February 15, 2017	February 14, 2018	1,750,000,000
7.74%	February 15, 2017	November 15, 2017	1,860,000,000
7.64%	February 15, 2017	August 16, 2017	2,110,000,000
7.40%	February 15, 2017	May 17, 2017	2,555,000,000
7.70%	February 22, 2017	February 21, 2018	1,750,000,000
7.65%	February 22, 2017	November 22, 2017	1,860,000,000
7.59%	February 22, 2017	August 23, 2017	2,110,000,000
7.36%	February 22, 2017	May 24, 2017	2,555,000,000
7.66%	March 1, 2017	February 28, 2018	1,750,000,000
7.64%	March 1, 2017	November 29, 2017	1,860,000,000
7.53%	March 1, 2017	August 30, 2017	2,110,000,000
7.32%	March 1, 2017	May 31, 2017	2,555,000,000
7.64%	March 8, 2017	March 7, 2018	1,750,000,000
7.62%	March 8, 2017	December 6, 2017	1,860,000,000
7.59%	March 8, 2017	September 6, 2017	2,110,000,000
7.30%	March 8, 2017	June 7, 2017	2,555,000,000
7.69%	March 15, 2017	March 14, 2018	1,750,000,000
7.67%	March 15, 2017	December 13, 2017	1,860,000,000
7.61%	March 15, 2017	September 13, 2017	2,110,000,000
7.39%	March 15, 2017	June 14, 2017	2,555,000,000
7.58%	March 22, 2017	March 21, 2018	1,750,000,000
7.57%	March 22, 2017	December 20, 2017	1,860,000,000
7.63%	March 22, 2017	September 20, 2017	2,110,000,000
7.37%	March 22, 2017	June 21, 2017	2,555,000,000
7.56%	March 29, 2017	March 28, 2018	1,750,000,000
7.55%	March 29, 2017	December 27, 2017	1,860,000,000
7.60%	March 29, 2017	September 27, 2017	2,110,000,000
7.39%	March 29, 2017	June 28, 2017	2,084,400,000

Total Floating Internal Debt			250,042,988,182	(1)

Note:

(1)                                 Excludes borrowing from the Corporation for Public Deposits to the amount of R27.1 billion.

Source: National Treasury.

Funded External Debt of the Republic of South Africa as of March 31, 2017

Interest Rate	Date of Issue	Maturity Date	Nominal Amount
Capital market loans
8.50%	June 23, 1997	June 23, 2017	$140,683,000
2.50%	February 2, 1998	May 20, 2021	¥423,360,000
3.80%	June 1, 2000	June 1, 2020	¥30,000,000,000
3.80%	June 12, 2001	September 7, 2021	¥30,000,000,000
4.875%	April 14, 2016	April 14, 2026	$1,250,000,000
5.875%	May 30, 2007	May 30, 2022	$1,000,000,000
6.875%	May 27, 2009	May 27, 2019	$1,500,000,000
6.875%	September 4, 2009	May 27, 2019	$500,000,000
5.50%	March 5, 2010	September 3, 2020	$2,000,000,000
6.25%	March 8, 2011	March 8, 2041	$750,000,000
4.665%	January 17, 2012	January 17, 2024	$1,500,000,000
5.875%	September 16, 2013	September 16, 2025	$2,000,000,000
5.375%	July 24, 2014	July 24, 2044	$1,000,000,000
3.750%	July 24, 2014	July 24, 2026	$500,000,000
5.0%	October 12, 2016	October 12, 2046	$1,000,000,000
4.30%	October 12, 2016	October 12,2028	$1,367,112,000
3.903%	September 24, 2014	June 24, 2020	$500,000,000
Floating — Non-CIRR	August 21, 2000 - August 29, 2006	January 25, 2008 - July 25, 2017	€11,383,142.36
5.97% EUR-CIRR Fixed	August 21, 2000 - August 29, 2006	January 25, 2008 - July 25, 2017	€1,313,022.02
7.32% $-CIRR Fixed	August 21, 2000 - August 29, 2006	January 25, 2008 - July 25, 2017	$429,446.40
7.14% CIRR Fixed	April 17, 2000 - March 5, 2001	April 15, 2006 - October 15, 2018	$1,240,021.92
4.77% Commercial Fixed	April 15, 2001	April 15, 2009 - October 15, 2018	€2,280,063.23
5.15% Commercial Fixed	April 15, 2002 - May 21, 2003	April 15, 2009 - October 15, 2018	$5,614,384.26
5.63% MC CIRR	April 15, 2004 - July 17, 2006	April 15, 2009 - October 15, 2018	€7,193,860.91
6.545% Sec-CIRR	July 21, 2004 - July 22, 2005	April 15, 2009 - October 15, 2018	£3,737,280.84
5.50% Commercial Fixed	July 21, 2004	April 15, 2009 - October 15, 2018	€5,431,999.34
4.72% Commercial Fixed	April 18, 2006	April 15, 2009 - October 15, 2018	€9,164.63
4.23% Commercial Fixed	December 15, 2008	April 15, 2009 - October 15, 2018	£33,085.90
4.28% Commercial Fixed	December 4, 2008	April 15, 2009 - October 15, 2018	£3,356,517.96
4.61% Commercial Fixed	July 31, 2008 - April 15, 2010	April 15, 2009 - October 15, 2018	£1,992,929.49

Interest Rate	Date of Issue	Maturity Date	Nominal Amount
4.90% Commercial Fixed	December 15, 2009	April 15, 2010 - October 15, 2018		£625,106.36
4.92% Commercial Fixed	April 6, 2010	April 15, 2011 - April 15, 2020		£972,334.24
5.10% Commercial Fixed	December 15, 2009 - October 15, 2010	April 15, 2011 - April 15, 2020		£1,641,607.84
5.25% Commercial Fixed	March 23, 2011	October 15, 2011 - April 15, 2020		£1,454,597.73
6.77% MC CIRR	July 22, 2005	April 15, 2009 - October 15, 2018		£22,938.19
5.79% Commercial Fixed	July 15, 2002 - April 15, 2004	April 15, 2009 - October 15, 2018		$740,199.59
5.97% Commercial Fixed	October 16, 2006	April 15, 2009 - October 15, 2018		$321,201.37
5.55% Commercial Fixed	October 15, 2003 - April 15, 2004	April 15, 2009 - October 15, 2018		$7,348,628.86
5.315% Commercial Fixed	April 15, 2009	April 15, 2011 - April 15, 2020		$64,248.43
5.39% Commercial Fixed	December 15, 2009	April 15, 2010 - October 15, 2018		$37,732.14
5.40% Commercial Fixed	June 22, 2007 - August 19, 2009	April 15, 2009 - October 15, 2018		$2,118,575.96
5.16% Commercial Fixed	June 6, 2008 - August 19, 2009	April 15, 2009 - October 15, 2018		$3,250,314.02
5.61% Commercial Fixed	December 15, 2009	April 15, 2010 - October 15, 2018		$24,593.78
5.49% Commercial Fixed	April 17, 2001 - July 15, 2003	April 15, 2009 - October 15, 2018	SEK	87,452,202.11
3.90% Commercial Fixed	April 15, 2005 - July 22, 2005	April 15, 2011 - April 15, 2020	SEK	61,593,286.32
4.30% Commercial Fixed	October 17, 2005 - January 17, 2006	April 15, 2011 - April 15, 2020	SEK	146,447,147.18
3.81% Commercial Fixed	October 26, 2004 - July 22, 2005	April 15, 2009 - October 15, 2018	SEK	105,313,453.38
4.24% Commercial Fixed	October 17, 2005 - January 16, 2006	April 15, 2009 - October 15, 2018	SEK	35,946,452.02
4.57% Commercial Fixed	April 18, 2006 - October 16, 2006	April 15, 2009 - October 15, 2018	SEK	43,455,558.54
5.03% Commercial Fixed	January 15, 2007 - April 16, 2007	April 15, 2009 - October 15, 2018	SEK	11,441,759.49
4.60% Commercial Fixed	April 18, 2006 - October 16, 2006	April 15, 2011 - April 15, 2020	SEK	441,709,819.01
5.05% Commercial Fixed	January 16, 2007	April 15, 2011 - April 15, 2020	SEK	101,856,271.40
5.60% Commercial Fixed	June 25, 2007	April 15, 2011 - April 15, 2020	SEK	201,897,496.16
4.52% Commercial Fixed	July 21, 2004 - October 17, 2005	April 15, 2009 - October 15, 2018		€79,231.41
4.57% Commercial Fixed	April 15, 2005 - January 17, 2006	April 15, 2011 - April 15, 2020		€11,381,404.02
4.76% Commercial Fixed	April 18, 2006 - July 17, 2006	April 15, 2011 - April 15, 2020		€18,275,230.39
5.16% Commercial Fixed	October 15, 2006 - April 16, 2007	April 15, 2009 - October 15, 2018		€1,927,957.96
5.175% Commercial Fixed	January 15, 2007	April 15, 2011 - April 15, 2020		€5,688,166.90
6.28% Commercial Fixed	October 16, 2006 - January 15, 2007	April 15, 2009 - October 15, 2018		£4,501.14
6.42% Commercial Fixed	December 15, 2008	April 15, 2011 - April 15, 2020		$5,049,294.11
6.61% Commercial Fixed	July 15, 2002 - April 15, 2004	April 15, 2009 - October 15, 2018		$3,366,106.40
6.65% Commercial Fixed	June 22, 2007	October 15, 2010 - April 15, 2020		$20,492,887.69
5.89% Commercial Fixed	October 23, 2009 - April 15, 2010	April 15, 2010 - October 15, 2018		$1,700,248.11
5.98% Commercial Fixed	October 16, 2006	October 15, 2010 - April 15, 2020		$9,667,746.68
5.515% Commercial Fixed	July 24, 2007	April 15, 2009 - October 15, 2018		€1,057,614.16
4.93% Commercial Fixed	April 16, 2007	April 15, 2009 - October 15, 2018		€387,682.97
5.29% Commercial Fixed	June 25, 2007 - July 24, 2007	April 15, 2009 - October 15, 2018	SEK	14,322,134.28
5.09% Commercial Fixed	April 15, 2009	April 15, 2011 - April 15, 2020		$98,570.69
5.51% Commercial Fixed	December 15, 2009	April 15, 2011 - April 15, 2020		$117,531.13
5.70% Commercial Fixed	December 15, 2009 - April 15, 2010	April 15, 2010 - October 15, 2018		$1,854,723.37
5.70% Commercial Fixed	September 15, 2009	April 15, 2011 - April 15, 2020		$676,685.02
6.50% Commercial Fixed	April 16, 2007	April 15, 2009 - October 15, 2018		£6,730.15
5.35% Commercial Fixed	October 17, 2011	April 15, 2012 - April 15, 2020		£1,865,023.87
5.18% Commercial Fixed	May 15, 2007 - October 15, 2007	April 15, 2011 - April 15, 2020		€5,176,358.35
6.66% Commercial Fixed	October 15, 2007	April 15, 2011 - April 15, 2020		$7,149,017.14
6.75% Commercial Fixed	July 31, 2008	April 15, 2011 - April 15, 2020		$15,640,159.99
6.50% Commercial Fixed	September 16, 2008	April 15, 2011 - April 15, 2020		$10,183,541.29
7.89% Commercial Fixed	December 15, 2009	April 15, 2011 - April 15, 2020		$3,574,509.28
5.34% Commercial Fixed	May 15, 2007 - October 15, 2007	April 15, 2011 - April 15, 2020	SEK	78,138,936.22
5.64% Commercial Fixed	October 15, 2007	April 15, 2011 - April 15, 2020	SEK	72,922,744.27
6.06% Commercial Fixed	July 31, 2008	April 15, 2011 - April 15, 2020	SEK	150,196,244.47
5.79% Commercial Fixed	September 16, 2008	April 15, 2011 - April 15, 2020	SEK	102,814,799.20
5.45% Commercial Fixed	December 15, 2008	April 15, 2011 - April 15, 2020	SEK	54,323,320.47
5.50% Commercial Fixed	July 31, 2008 - August 18, 2009	April 15, 2009 - October 15, 2018	SEK	107,858,431.76
5.60% Commercial Fixed	December 15, 2009	April 15, 2010 - October 15, 2018	SEK	784,431.31
5.62% Commercial Fixed	December 15, 2009	April 15, 2011 - April 15, 2020	SEK	2,443,413.25
5.335% Commercial Fixed	April 15, 2009	April 15, 2011 - April 15, 2020	SEK	1,983,404.95
5.425% Commercial Fixed	October 23, 2009 - April 15, 2010	April 15, 2011 - April 15, 2020	SEK	20,771,844.44
5.80% Commercial Fixed	October 23, 2009 - April 15, 2010	April 15, 2010 - October 15, 2018	SEK	58,897,200.36
6.30% Commercial Fixed	December 15, 2009	April 15, 2011 - April 15, 2020	SEK	36,402,379.89
5.475% Commercial Fixed	May 20, 2010 - October 15, 2010	April 15, 2011 - April 15, 2020	SEK	27,960,278.29
5.525% Commercial Fixed	December 13,2010 - April 16, 2012	October 15, 2011 - April 15, 2020	SEK	32,110,118.43
5.565% Commercial Fixed	October 17, 2011	April 15, 2012 - April 15, 2020	SEK	41,314,602.12
5.595% Commercial Fixed	December 7, 2011 - March 20, 2012	April 15, 2011 - April 15, 2020	SEK	21,704,914.37
5.575% Commercial Fixed	December 13, 2010 - April 16, 2012	October 15, 2011 - April 15, 2020		$1,544,535.38
5.355% Commercial Fixed	April 6, 2010	April 15, 2011 - April 15, 2020		$999,150.73
5.47% Commercial Fixed	March 8, 2010 - October 15, 2010	April 15, 2011 - April 15, 2020		$1,344,923.16
5.58% Commercial Fixed	April 6, 2010	April 15, 2011 - April 15, 2020		$651,246.95
5.695% Commercial Fixed	March 8, 2010 - October 15, 2010	April 15, 2011 - April 15, 2020		$876,621.60
5.80% Commercial Fixed	December 13, 2010 - April 16, 2012	October 15, 2011 - April 15, 2020		$1,006,729.01
5.905% Commercial Fixed	October 17, 2011	April 15, 2012 - April 15, 2020		$1,295,311.40
5.68% Commercial Fixed	October 17, 2011	April 15, 2012 - April 15, 2020		$1,987,282.13
5.775% Commercial Fixed	December 7, 2011 - March 20, 2012	April 15, 2011 - April 15, 2020		$1,044,032.38
6.00% Commercial Fixed	December 7, 2011 - March 20, 2012	April 15, 2011 - April 15, 2020		$680,527.64

Interest Rate	Date of Issue	Maturity Date	Nominal Amount
5.43% Commercial Fixed	December 7, 2011 - March 20, 2012	April 15, 2011 - April 15, 2020		£1,534,112.01
1.750% Commercial Fixed	April 15, 2009 - September 11, 2012	April 15, 2011 - April 15, 2020		$1,012,873.07
1.158% Commercial Fixed	April 16, 2012	October 15, 2012 - October 15, 2018		€50,819.88
1.671% Commercial Fixed	May 8, 2012 - September 11, 2012	October 15, 2012 - April 15, 2020		£609,074.70
1.525% Commercial Fixed	May 8, 2012 - September 11, 2012	April 15, 2011 - April 15, 2020		$1,226,306.62
2.162% Commercial Fixed	October 23, 2009	April 15, 2010 - October 15, 2018	SEK	660,289.03
2.287% Commercial Fixed	May 8, 2012 - September 11, 2012	October 15, 2012 - April 15, 2020	SEK	17,924,099.57

Note:

Commercial Interest Reference Rate (CIRR). The CIRR is determined monthly by the OECD and published on the 14th day of each month. Each CIRR is fixed based on the previous 30-day treasury rate of each currency.

Source: National Treasury.

Total External Debt by Currency as of March 31, 2017

Euro		€571,635,718.53
Pound Sterling		£17,855,822.44
Swedish Krona	SEK	2,080,647,032.22
US Dollars		$14,622,224,908.84
Yen		¥60,423,360.00

Source: National Treasury.